EXHIBIT 99.1

POOL CORPORATION INCREASES QUARTERLY DIVIDEND,
HOLDS 2007 ANNUAL MEETING OF SHAREHOLDERS
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COVINGTON, La. (May 10, 2007) - Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM:POOL) announced that its Board of Directors has increased its regular quarterly cash dividend to $0.12 per share, a 14% increase over the most recent quarterly cash dividend of $0.105 per share. The dividend is payable on June 4, 2007 to stockholders of record on May 21, 2007. On April 30, 2007 there were 49,302,353 shares of common stock outstanding.

Speaking at POOL’s annual meeting of shareholders, Wilson B. (Rusty) Sexton, Chairman of the Board, said that the shareholders elected Andrew W. Code, James J. Gaffney, George T. Haymaker, Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely, and himself to serve as directors for the ensuing year. Shareholders also approved the Company’s 2007 Long-Term Incentive Plan, authorizing 1,515,000 shares of common stock for issuance under this plan, and ratified the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2007. Mr. Sexton stated, “The ongoing trust that the shareholders place in our Board is truly appreciated, and we will continue to earn that confidence by remaining focused on enhancing shareholder value through responsible stewardship”.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates over 280 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2006 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com